FOR IMMEDIATE RELEASE            For more information contact:

November 17, 2021                    Rodger A. McHargue at (812) 238-6000

First Financial Corporation Declares Semi-Annual Dividend

TERRE HAUTE, INDIANA - The directors of First Financial Corporation (NASDAQ: THFF) have declared a semi-annual dividend of 53 cents per share payable on January 14, 2022, to shareholders of record at the close of business January 7, 2022. In addition the directors declared a special dividend of 10 cents per share payable on January 14, 2022 to shareholders of record at the close of business January 7, 2022. Today’s declarations bring the total dividend declared in 2021 to $1.16 per share.
First Financial Corporation is the holding company for First Financial Bank N.A. in Indiana, Illinois, Kentucky, and Tennessee, and The Morris Plan Company of Terre Haute.